JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-236659 and 333-236659-01

Dated January 6, 2023

2yr XLE/XLF/XLI Contingent Income Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS

Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
ETF Shares:	Shares of the Energy Select Sector SPDR® Fund (Bloomberg ticker: XLE UP Equity) (the “XLE ETF”), shares of the Financial Select Sector SPDR® Fund (Bloomberg ticker: XLF UP Equity) (the “XLF ETF”) and shares of the Industrial Select Sector SPDR® Fund (Bloomberg ticker: XLI ETF) (the “XLI UP Equity”). We refer to each of the XLE ETF, XLF ETF and the XLI ETF as an ‘ETF.”
Early redemption:

If, on any of the determination dates (other than the final determination date) the closing price of each ETF Share is greater than or equal to its initial share price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing price of any ETF Share is below its initial share price on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•       If, on any determination date, the closing price of each ETF Share is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment of at least $0.2625 (at least 2.625% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.

•       If, on any determination date, the closing price of any ETF Share is less than its downside threshold level, no contingent quarterly payment will be payable with respect to that determination date. It is possible that one or more of the ETF Shares will be below their respective downside threshold levels on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

Payment at maturity:	• If the final share price of each ETF Share is greater than or equal to its downside threshold level:	(i) the stated principal amount plus, (ii) the contingent quarterly payment with respect to the final determination date.
	• If the final share price of any ETF Share is less than its downside threshold level:	(i) (a) the stated principal amount times (b) the share performance factor of the worst performing ETF Share plus (ii) the final quarterly coupon. This cash payment will be less than 50% of the stated principal amount of the securities and could be zero.

Downside threshold level:	With respect to each ETF Share, 50% of its initial share price
Initial share price:	With respect to each ETF Share, the closing price of one ETF Share on the pricing date
Final share price:	With respect to each ETF Share, the closing price of one ETF Share on the final determination date
Worst performing ETF Share	The ETF Share with the worst share performance factor

Share performance factor:	With respect to each ETF Share, the final share price divided by the initial share price
Share adjustment factor:	The share adjustment factor of each ETF Share is referenced in determining the closing price of that ETF Share and is set initially at 1.0 on the pricing date. With respect to each ETF Share, the share adjustment factor is subject to adjustment in the event of certain events affecting that ETF Share. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	Expected to be January 13, 2023
Original issue date (settlement date):	3 business days after the pricing date
Determination dates†:	April 13, 2023, July 13, 2023, October 13, 2023, January 16, 2024, April 15, 2024, July 15, 2024, October 14, 2024 and January 13, 2025
Contingent payment dates†:	April 18, 2023, July 18, 2023, October 18, 2023, January 19, 2024, April 18, 2024, July 18, 2024, October 17, 2024 and the maturity date
Maturity date†:	January 16, 2025
CUSIP / ISIN:	48133K815 / US48133K8154
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/1665650/ 000121390023001362/s147862_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $9.40 per $10 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity
Change in Worst Performing ETF Share	Payment at Maturity (excluding the quarterly coupon payable at maturity)
50.00%	$1,000.00
40.00%	$1,000.00
30.00%	$1,000.00
20.00%	$1,000.00
10.00%	$1,000.00
5.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-40.00%	$1,000.00
-50.00%	$1,000.00
-50.01%	$499.90
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

JPMorgan Chase Financial Company LLC

2yr XLE/XLF/XLI Contingent Income Auto-Callable Securities

ETF Share

For more information about the ETF Shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement, underlying supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.
▪	You will not receive any contingent quarterly payment for any quarterly period if the closing price of any ETF Share on the relevant determination date is less than its downside threshold level.
▪	The contingent quarterly payment is based solely on the closing prices of the ETF Shares on the specified determination dates.
▪	You are exposed to the price risk of all three ETF Shares, with respect to all the contingent quarterly payments, if any, and the payment at maturity, if any.
▪	Because the securities are linked to the performance of the worst performing ETF Share, you are exposed to greater risks of no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one ETF Share.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Investors will not participate in any appreciation of any ETF Share.
▪	Early redemption risk.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the ETF Shares

▪	JPMorgan Chase & Co. is currently one of the companies that make up the XLF ETF.
▪	Investing in the securities is not equivalent to investing in any ETF Shares.
▪	Adjustments to any ETF Shares could adversely affect the value of the securities.
▪	There are risks associated with the ETF Shares.
▪	The performance and market value of each ETF Share, particularly during periods of market volatility, may not correlate with the performance of that ETF’s underlying index as well as the net asset value per applicable ETF Share.
▪	The securities are subject to risks associated with the energy sector with respect to the XLE ETF.
▪	The securities are subject to risks associated with the financial sector with respect to the XLF ETF.
▪	The XLF ETF recently no longer provides exposure to the real estate sector with respect to the XLF ETF.
▪	The securities are subject to risks associated with the industrials sector with respect to the XLI ETF.
▪	The anti-dilution protection for the ETF Shares is limited.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.